Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2005  RESULTS

Lake Forest, IL  Oct. 17, 2005 – Packaging Corporation of America (NYSE: PKG) today reported third quarter 2005 net income of $11 million, or $0.10 per share, compared to third quarter 2004 net income of $25 million, or $0.23 per share.  Third quarter 2005 earnings include an after-tax charge of $1 million, or $0.01 per share, for the closure of a corrugated products plant, and other severance costs.  Net sales for the third quarter were $512 million, compared to $499 million in the third quarter of 2004.

Net income for the first nine months of 2005 was $51 million, or $0.47 per share, compared to $30 million, or $0.28 per share, for the first nine months of 2004.  Net sales for the first nine months of 2005 were $1.5 billion compared to net sales of $1.4 billion in the same period of 2004.

The reduction in earnings, compared to last year’s third quarter, was driven primarily by higher fuel-related transportation costs and lower pricing, which each amounted to $0.04 per share.  Higher costs for energy, wood fiber, and wages and benefits each reduced earnings by $0.02 per share, while higher volume for containerboard and corrugated products improved earnings by $0.02 per share.

PCA’s corrugated products shipments were up 5.4% compared to last year’s third quarter and up 3.6% excluding its Midland container acquisition.  Year-to-date, corrugated products shipments were up 4.6% (3.5% excluding Midland).  Containerboard production in the third quarter was 601,000 tons, up 1.0% compared to last year’s third quarter.  PCA containerboard inventories were down about 3,000 tons compared to the end of the second quarter of 2005.

Paul T. Stecko, Chairman and CEO of PCA, said, “Our corrugated products volume remained strong, up a solid 5.4%, and paper mill productivity was outstanding considering that we ran at reduced speeds, at times, to minimize natural gas consumption as well as to deal with the transportation difficulties associated with the hurricanes.  Higher transportation costs and lower product prices were the biggest issues during the quarter, while our low reliance on natural gas and oil in our mills greatly minimized the impact of higher gas and oil prices.”

“Looking ahead”, Mr. Stecko added, “we expect lower prices compared to the third quarter as a result of containerboard price decreases reported by trade publications in July and August.  Pricing should begin to improve as a result of our October containerboard price increase, however most of this increase will be realized in the first quarter of 2006 when the pass-through to boxes is completed.  We also expect higher transportation costs, higher energy prices and consumption with colder weather, and the normal seasonal slowdown in volume in December.  Considering these items, fourth quarter earnings are expected to be a loss of about $0.02 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.9 billion in 2004. PCA operates four paper mills and 69 corrugated product plants in 28 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 3rd Quarter 2005 Earnings Conference Call

WHEN:	Tuesday, October 18, 2005
10:00 a.m. Eastern Time

NUMBER:	(866) 244-4526 (U.S. and Canada) and (703) 639-1172 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 18, 2005 1:00 p.m. Eastern Time through
November 1, 2005 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 574495

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the exhibit “Risk Factors” in PCA’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended September 30,
(in millions, except per share data)	2005	2004

Net sales	$512.2	$498.8
Cost of sales	(431.7)	(400.8)

Gross profit	80.5	98.0
Selling and administrative expenses	(38.1)	(35.2)
Other expense, net	(3.8)	(2.3)
Corporate overhead	(12.3)	(12.4)

Income before interest and taxes	26.3	48.1
Interest expense, net	(7.1)	(7.4)

Income before taxes	19.2	40.7
Provision for income taxes	(8.6)	(16.1)

Net income	$10.6	$24.6

Earnings per share:
Basic earnings per share	$0.10	$0.23
Diluted earnings per share	$0.10	$0.23

Basic common shares outstanding	107.7	106.6
Diluted common shares outstanding	108.3	107.8

Supplemental financial information (in millions):
Capital spending	$30.1	$21.1
Long term debt	695.1	694.7
Cash balance	184.4	119.4

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Nine Months Ended September 30,
(in millions, except per share data)	2005	2004

Net sales	$1,521.0	$1,397.4
Cost of sales	(1,271.3)	(1,188.1)

Gross profit	249.7	209.3
Selling and administrative expenses	(110.8)	(99.9)
Joint venture dividend, net of expenses	14.0	—
Other expense, net	(8.1)	(3.4)
Corporate overhead	(36.7)	(33.1)

Income before interest and taxes	108.1	72.9
Interest expense, net	(21.2)	(22.3)

Income before taxes	86.9	50.6
Provision for income taxes	(36.0)	(20.2)

Net income	$50.9	$30.4

Earnings per share:
Basic earnings per share	$0.47	$0.29
Diluted earnings per share	$0.47	$0.28

Basic common shares outstanding	107.4	106.2
Diluted common shares outstanding	108.2	107.5

Supplemental financial information (in millions):
Capital spending	$99.0	$76.5